Exhibit 99.1

California Pizza Kitchen Announces Review of Lease Accounting Practices

    LOS ANGELES--(BUSINESS WIRE)--March 4, 2005--California Pizza Kitchen, Inc. (Nasdaq:CPKI) today announced that, like many other companies in the restaurant and retail sectors, the Company is presently assessing the impact of the views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission ("SEC") in a February 7, 2005 letter to the American Institute of Certified Public Accountants relating to the accounting treatment for leases.
    Specifically, management and the Audit Committee are reviewing the SEC's clarification of the accounting for tenant improvements and rent holidays which may result in a restatement of prior period financial statements. Any such restatement, should one occur, will be made when the Company files its Form 10-K.
    The Company does not expect any required adjustments to impact the revenues, cash balances or comparable store sales previously reported.
    California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain in the premium pizza segment. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, appetizers, soups and sandwiches. The average guest check is approximately $11.96. The chain operates, licenses or franchises 174 restaurants as of March 4, 2005, of which 144 are company-owned and 30 operate under franchise or license agreements. The Company also has a licensing arrangement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen pizzas.
    California Pizza Kitchen, Inc. can be found on the internet at www.cpk.com. This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are not guarantees of future performance and, therefore, undue reliance should not be placed on them. Forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Our actual results may differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the execution of our expansion strategy, the continued availability of qualified employees, the maintenance of reasonable food and supply costs and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    CONTACT: California Pizza Kitchen, Inc.
             310-342-5000
             Media: Sarah Grover
             Investors: Sue Collyns